U.S. Securities and Exchange Commission
Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar
Investments in the Custody of
Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270, 17f-2]

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1.	Investment Company Act File Number:				Date examination completed:

	811-1018				August 31, 2006
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2.	State Identification Number: N/A

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Dreyfus Founders Funds, Inc.

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4.	Address of principal executive office: (number, street, city, state, zip code):

     210 University Boulevard, Suite 800, Denver, Colorado 80206-4658 =============================================================================